UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §204.14a-12

180 DEGREE CAPITAL CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Note from 180 Degree Capital Corp.

On August 27, 2024, 180 Degree Capital Corp. (NASDAQ:TURN) (“180 Degree Capital”. and the “Company”) received notice from Marlton Partners, L.P. (“Marlton”), that it intends to nominate directors (the “Marlton Nominees”) for election to 180 Degree Capital’s Board of Directors (the “Board”) at the 2025 Annual Meeting of Shareholders (the “Annual Meeting”).

180 Degree Capital has an experienced, highly qualified Board that is focused on the long-term performance of the Company.

The Nominating Committee, which evaluates director nominations, will review the proposed Marlton Nominees, if nominated, and provide a recommendation to the Board as part of its governance process.

The Company expects to file materials with respect to the 2025 Annual Meeting with the Securities and Exchange Commission (“SEC”), which will include the Board’s recommended slate of director nominees. 180 Degree Capital shareholders are not required to take any action at this time.

Additional Information and Where to Find It

The Company intends to file with the SEC a proxy statement on Schedule 14A, containing a form of WHITE proxy card, with respect to its solicitation of proxies for the 2025 Annual Meeting of Shareholders. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at https://www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company’s investor relations website at https://ir.180degreecapital.com.

Certain Information Concerning the Participants

180 Degree Capital, its directors and executive officers and other members of management and employees will be participants in the solicitation of proxies with respect to a solicitation by 180 Degree Capital. Information about 180 Degree Capital’s executive officers and directors is available in 180 Degree Capital’s Annual Report filed on Form N-CSR for the year ended December 31, 2023, which was filed with the SEC on February 20, 2024, and in its proxy statement for the 2024 Annual Meeting of Shareholders, which was filed with the SEC on March 1, 2024. To the extent holdings by our directors and officers of 180 Degree Capital securities reported in the proxy statement for the 2024 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at https://www.sec.gov.

Contacts:

Kevin M. Rendino
Chief Executive Officer

Daniel B. Wolfe
President

(973) 746-4500
ir@180degreecapital.com